                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement           / / Confidential,
                                              for Use of the Commission Only
/X/ Definitive Proxy Statement                (as permitted by Rule 14a-6(e)(2))

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                             Roy F. Weston, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                             Roy F. Weston, Inc.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total Fee Paid:

- --------------------------------------------------------------------------------
     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------

- ---------------
    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                    [LOGO]

                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    ----------------------------------------



                                                                    1 Weston Way
                                                     West Chester, PA 19380-1499
                                                                  April 15, 1996

TO ALL HOLDERS OF SHARES OF SERIES A COMMON STOCK AND
COMMON STOCK OF ROY F. WESTON, INC.

         The 1996 annual meeting of the shareholders of Roy F. Weston, Inc.
will be held at the offices of the Company,   1 Weston Way, West Chester,
Pennsylvania, on May 20, 1996, at 11:00 a.m. local time, to consider and take action on the following matters:

         (1) Election of 11 directors to serve for the ensuing year and until their successors shall have been duly chosen and qualified.

         (2) Proposed amendment to the Company's Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder.

         (3) Such other business as may properly be brought before the meeting.

         The Board of Directors has fixed March 15, 1996, as the record date, and only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the meeting.

         A proxy statement is set forth on the following pages, and a proxy form is enclosed herewith.

         PLEASE COMPLETE, SIGN, DATE, AND RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                        By Order of the Board of Directors,



                                        Steven V. Abramson
                                        Corporate Secretary

                                PROXY STATEMENT
                    FOR 1996 ANNUAL MEETING OF SHAREHOLDERS


         This statement is furnished to shareholders by the Board of Directors of Roy F. Weston, Inc. (the "Company") in connection with the solicitation of proxies by the Company for use at the annual meeting of shareholders to be held on May 20, 1996 and at any adjournment thereof. The Company's principal executive offices are located at 1 Weston Way, West Chester, Pennsylvania 19380-1499.

         It is anticipated that the proxy statement and the accompanying form of proxy will be first mailed to shareholders on or about April 15, 1996. The expense of this solicitation will be paid by the Company. In addition to solicitation by mail, some officers, directors, and regular employees of the Company may solicit proxies by telephone or in person.

         The proxy may be revoked by a shareholder at any time before its exercise, by giving written notice of such revocation to the Secretary of the Company. In addition, a shareholder who attends the meeting in person may vote by ballot at the meeting, thereby revoking any proxy previously given. The persons named in the enclosed proxy will vote as directed therein. In the absence of such direction, the persons named in the enclosed proxy will vote as stated below with respect to the election of directors and in favor of the proposed amendment to the Employee Stock Purchase Plan. As to other items of business that may arise at the meeting, they will vote in accordance with their best judgment.

         At the close of business on March 15, 1996 (the "Record Date"), the Company had outstanding 2,111,634 shares of Common Stock and 7,424,227 shares of Series A Common Stock. Each share of Common Stock outstanding on the Record Date will entitle the holder to one vote per share, and each share of Series A Common Stock outstanding will entitle the holder to one-tenth of one vote per share on each matter to be acted upon at the meeting. Shareholders do not have cumulative voting rights in the election of directors. Nominees for directors must receive a plurality of the votes cast at the meeting to be elected. Neither abstentions nor broker non-votes are counted in determining the number of votes at the meeting.

                             PRINCIPAL SHAREHOLDERS

         The table set forth below shows, as of March 15, 1996, certain information regarding the beneficial ownership of the Company's Common Stock and Series A Common Stock by each person known by the Company to beneficially own more than 5% of any class of the Company's capital stock, each of the Company's directors and director nominees, each of the named executive officers, and all directors and executive officers of the Company as a group. Unless otherwise noted, the persons named on the table have sole voting and investment power with respect to all of the shares owned by them.

      NAME AND                NUMBER OF SHARES  NUMBER OF SHARES OF   PERCENTAGE OF  PERCENTAGE OF  PERCENTAGE OF  PERCENTAGE OF
     ADDRESS OF                  OF COMMON        SERIES A COMMON     CAPITAL STOCK     COMMON         SERIES A      AGGREGATE
BENEFICIAL OWNER(1)                STOCK         STOCK BENEFICIALLY                      STOCK          COMMON     VOTING POWER(3)
                                BENEFICIALLY         OWNED (2)                                          STOCK
                                 OWNED (2)
- ----------------------------------------------------------------------------------------------------------------------------------
Trustee under the
Roy F. Weston, Inc.
Employee Savings
Plan(4)                                    --        1,358,801            14.2%             --            18.3%            4.8%
The TCW Group, Inc.(5)                     --          657,900             6.9%             --             8.9%            2.3%
Pioneering Management Corp.(6)             --          547,000             5.7%             --             7.4%            1.9%
FMR Corp.(7)                               --          393,800             4.1%             --             5.3%            1.4%
RFW  Partnership, Ltd.(8)             438,081               --             4.6%          20.7%               --           15.3%
Roy F. Weston(8)(9)                   578,081           70,593             6.8%          27.4%                *           20.5%
A. Frederick Thompson(8)(9)(10)     1,010,039            3,103            10.6%          47.8%                *           35.4%
William J. Marrazzo                        --           51,441(11)            *             --                *               *
Peter J. Marks                         13,000           19,225(11)            *              *                *               *
M. Christine Murphy                        --           28,543(11)            *             --                *               *
Steven C. Vorndran                         --           31,199(11)            *             --                *               *
Wayne F. Hosking, Jr.(9)               89,672            2,528                *           4.2%                *            3.2%
Thomas M. Swoyer, Jr.(9)               89,672              420                *           4.2%               --            3.1%
Joseph Bordogna                            --            1,000                *             --                *               *
Henry L. Diamond                           --            2,000                *             --                *               *
Robert G. Jahn                            100               --                *              *               --               *
James E. Ksansnak                          --            1,500                *             --                *               *
Marvin O. Schlanger                        --            2,000                *             --                *               *
Katherine W. Swoyer(8)(9)(10)       1,119,840              872            11.8%          53.0%                *           39.2%

All directors and
executive officers as
a group (7 persons with
respect to Common
Stock and 13 persons
with respect to Series A
Common Stock)(12)                   1,848,622          223,901(11)        21.7%          87.5%             3.0%           65.2%

 *       Less than 1%.

(1) Except as indicated below, the business address of the beneficial owners is c/o Roy F. Weston, Inc., 1 Weston Way, West Chester, PA 19380-1499.

(2) A beneficial owner of securities is one who, directly or indirectly, has or shares with others: (a) the power to vote or direct the voting of such securities; or (b) investment power with respect to such securities, which includes the power to dispose or direct the disposition of such securities. A person is deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days of March 1, 1996, including but not limited to, the right to acquire through the exercise of any option, warrant, or right or through the conversion of a security.

(3) Aggregate voting power is calculated by multiplying the total number of shares of Common Stock and Series A Common Stock outstanding by one vote and one-tenth of one vote per share, respectively.

(4) Vanguard Fiduciary Trust Company is the trustee under the Roy F. Weston, Inc. Employee Savings Plan, and is located at P.O. Box 2900, Valley Forge, PA 19482.

(5) The Company received a copy of Schedule 13G, dated February 12, 1996, filed with the Securities and Exchange Commission by The TCW Group, Inc., 865 South Figueroa Street, Los Angeles, CA 90017. The TCW Group, Inc. had sole voting and dispositive power over 598,063 shares.

(6) The Company received a copy of Schedule 13G, dated January 26, 1996, filed with the Securities and Exchange Commission by Pioneering Management Corporation, 60 State Street, Boston, MA 02114. Pioneering Management Corporation had sole voting and dispositive power over 547,000 shares, as investment adviser to an investment company that beneficially owns such shares.

(7) The Company received a copy of Schedule 13G, dated February 14, 1996, filed with the Securities and Exchange Commission by FMR Corp., 82 Devonshire Street, Boston, MA 02109. FMR Corp. had sole dispositive power over 393,800 shares, as investment adviser to an investment company that beneficially owns such shares.

(8) RFW Partnership, Ltd., is a partnership in which RFW Enterprises, Ltd., Susan W. Thompson, and Katherine W. Swoyer are general partners. Susan W. Thompson is a daughter of Roy F. Weston and wife of A. Frederick Thompson. Katherine W. Swoyer, a director, is a daughter of Roy F. Weston. Roy F. Weston is president of RFW Enterprises, Ltd. In the event of a termination or liquidation of the partnership, all shares that have not been previously allocated to the limited partners shall revert to the ownership of Roy F. Weston and his spouse, Madeleen E. Weston. All shares are included in the amounts beneficially owned by each of Roy F. Weston, A. Frederick Thompson, and Katherine W. Swoyer.

(9) A certain Voting Trust Agreement dated June 30, 1986 (the "Voting Trust") for which A. Frederick Thompson, Robert G. Jahn, and Katherine
         W. Swoyer were co-trustees was terminated by a majority of the trustees in March 1996. The Common Stock held by the Voting Trust was distributed to the following beneficial shareholders: Katherine W. Swoyer, 353,813 shares; Susan W. Thompson, 351,083 shares; A. Frederick Thompson, 45,255 shares; Madeleen E. Weston, spouse of Roy
         F. Weston, 4,095 shares; Katherine W. Swoyer and Susan W. Thompson as co-trustees under Deed of Trust dated March 5, 1969, 175,620 shares; Ansel F. Thompson III, grandchild of Roy F. Weston and son of Susan W. and A. Frederick Thompson, 103,181 shares; Jennifer T. Hosking, grandchild of Roy F. Weston, daughter of Susan W. and A. Frederick Thompson, and wife of Wayne F. Hosking, Jr., 89,672 shares; Melissa
         T. Kalucki, grandchild of Roy F. Weston and daughter of Susan W. and
         A. Frederick Thompson, 89,672 shares; Thomas M. Swoyer, Jr., grandchild of Roy F. Weston and son of Katherine W. Swoyer and the late Thomas M. Swoyer, 89,672 shares; Patrick Swoyer, grandchild of Roy F. Weston and son of Katherine W. Swoyer and the late Thomas M. Swoyer, 76,163 shares; and Katherine W. Swoyer, as trustee for Sarah
         W. Swoyer, grandchild of Roy F. Weston and daughter of Katherine W. Swoyer and the late Thomas M. Swoyer, 76,163 shares.

(10) Katherine W. Swoyer and Susan W. Thompson share voting power as trustees under Deeds of Trust dated March 5, 1969 over 175,620 shares. These shares are reflected in the beneficial ownership of A. Frederick Thompson and Katherine W. Swoyer.

(11) Includes the following number of shares which may be obtained upon the exercise of options exercisable within 60 days of March 15, 1996:
         William J. Marrazzo, 25,440 shares; Peter J. Marks, 16,720 shares; M. Christine Murphy, 18,720 shares; Steven C. Vorndran, 22,420 shares; and all directors and executive officers as a group, 89,860 shares.

(12) In determining the number of shares held by officers and directors as a group, shares beneficially owned by more than one officer or director have been counted only once.

                       NOMINEES FOR ELECTION AS DIRECTORS

         The persons named in the enclosed proxy intend to vote for the nominees for directors named below to serve for a one-year term and until their respective successors are elected and qualified. Each nominee has consented to being nominated and to serve if elected. If any nominee should subsequently decline or be unable to serve, the persons named in the proxy will vote for the election of such substitute nominee as shall be named by the Board of Directors.

         The following sets forth pertinent information with respect to nominees for director:

ROY F. WESTON, P.E., DEE, 84, CHAIRMAN OF THE BOARD. DIRECTOR SINCE 1957. Mr. Weston has been the Chairman of the Board since March 1996. He was Chairman Emeritus from October 1991 to March 1996, after serving for more than 35 years as Chairman of the Board and Chief Executive Officer of the Company. He also served as President from December 1989 to September 1990 and during the periods 1957 to 1972 and 1977 until 1984. Mr. Weston is the founder of Roy F. Weston, Inc. Mr. Weston is the father of Katherine W. Swoyer, the father-in-law of A. Frederick Thompson, grandfather of the wife of Wayne F. Hosking, Jr., and grandfather of Thomas W. Swoyer, Jr.

WILLIAM J. MARRAZZO, 46, PRESIDENT AND CHIEF EXECUTIVE OFFICER. DIRECTOR SINCE 1988. Mr. Marrazzo has been the President of the Company since September 1990 and the Chief Executive Officer since October 1991. Mr. Marrazzo is also Chairman of the Board of Weston International Holdings, Inc., a wholly-owned subsidiary of the Company. He served as Chief Operating Officer from 1989 to 1991 and as Executive Vice President from 1989 to 1990. Mr. Marrazzo joined the Company in 1988 as a Vice President and a Division Manager. He served as Chairman and President of Weston Services, Inc. from 1990 to 1991. Weston Services, Inc. was a wholly-owned subsidiary until December 31, 1991, when it merged into the Company. From 1980 to 1988, he was the Commissioner of the Water Department for the City of Philadelphia, with responsibility for its complete management. Financially independent from the City of Philadelphia, the Water Department is one of the nation's largest water and wastewater utilities.

JOSEPH BORDOGNA, PH.D., 63, DIRECTOR FOR ENGINEERING, NATIONAL SCIENCE FOUNDATION. DIRECTOR SINCE 1983. Dr. Bordogna is currently on leave from the University of Pennsylvania, with which he has been affiliated since 1964, most recently serving as Dean Emeritus and Alfred Fitler Moore Professor of Engineering. Previously, he served as Dean of Engineering and Applied Science from 1981 to 1990. Currently, Dr. Bordogna is serving as Director for Engineering at the National Science Foundation in Washington, DC.

HENRY L. DIAMOND, ESQ., 63, PARTNER, BEVERIDGE & DIAMOND, P.C., LOCATED IN WASHINGTON, DC. DIRECTOR SINCE 1990. Mr. Diamond has been a partner with Beveridge & Diamond, P.C., a national firm specializing in environmental affairs and related litigation, since 1975. From 1970 to 1975, Mr. Diamond served as the Commissioner of the Department of Environmental Conservation of the State of New York.

WAYNE F. HOSKING, JR., ESQ., 30, MARKET DEVELOPMENT PROFESSIONAL. DIRECTOR SINCE 1996. Mr. Hosking has been employed by the Company since 1988. Since 1990, he has held various positions in client services, marketing, and sales capacities. He is currently employed as a Market Development Professional in the Rockville, Maryland, office, serving the needs of the Company's Washington, DC, clients. Mr. Hosking is a son-in-law of A. Frederick Thompson and is married to the granddaughter of Roy F. Weston.

ROBERT G. JAHN, PH.D., 66, DEAN EMERITUS OF THE SCHOOL OF ENGINEERING AND APPLIED SCIENCE AND PROFESSOR OF AEROSPACE SCIENCES, PRINCETON UNIVERSITY. DIRECTOR SINCE 1988. Dr. Jahn has been affiliated with Princeton University's School of Engineering and Applied Sciences since 1962. Currently holding the position of Dean Emeritus, he served as Dean from 1971 to 1986. Dr. Jahn has been a Professor of Aerospace Sciences since 1967. He is a director of Hercules, Incorporated.

JAMES E. KSANSNAK, CPA, 56, EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER, ARAMARK CORPORATION. DIRECTOR SINCE 1995. Mr. Ksansnak has served as Executive Vice President and Chief Financial Officer of ARAMARK, a service management company, since 1991 and is responsible for financial matters, planning and development, tax, internal audit, and information technology. Previously, he was Senior Vice President and Chief Financial Officer from 1987 to 1991 and

Senior Vice President from 1986 to 1987 of ARAMARK. Before joining ARAMARK, Mr. Ksansnak had been a partner with Arthur Andersen & Co. since 1971. He is a director of CSS Industries, Inc. and Advanta Corp.

MARVIN O. SCHLANGER, 48, EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER, ARCO CHEMICAL COMPANY. DIRECTOR SINCE 1990. Mr. Schlanger has served as Executive Vice President and Chief Operating Officer of ARCO Chemical Company, a producer of intermediate and specialty chemicals since 1995. Previously, he was Senior Vice President, since 1989; Chief Financial Officer from 1989 to 1993; and Vice President, Worldwide Business Management from 1988 to 1989 of ARCO Chemical Company. He is a director of ARCO Chemical Company.

KATHERINE W. SWOYER, 48, PRESIDENT OF INTERNATIONAL CORPORATE TRAVEL SERVICES, INC. DIRECTOR SINCE 1992. Ms. Swoyer is owner and president of International Corporate Travel Services, Inc. ("Intercorp"), a travel agency formed in 1994. Ms. Swoyer is a daughter of Roy F. Weston, the sister-in-law of A. Frederick Thompson, and the mother of Thomas M. Swoyer, Jr.

THOMAS M. SWOYER, JR., 25, JUNIOR MARKETING ANALYST. DIRECTOR SINCE 1996. Mr. Swoyer has been employed by the Company since 1987. Since 1991, he has held the position of Junior Marketing Analyst in the Strategic Marketing and Proposal Management Departments of the Company. Mr. Swoyer is a grandchild of Roy F. Weston and son of Katherine W. Swoyer and the late Thomas M. Swoyer, former President of Roy F. Weston, Inc. from 1984 to 1989.

A. FREDERICK THOMPSON, PH.D., P.E., 54, DIRECTOR SINCE 1975. Dr. Thompson served as Chairman of the Board from October 1991 to March 1996. Dr. Thompson served as the Vice Chairman from 1989 to 1991; Executive Vice President from 1987 to 1990; Vice President, Quality Assurance and Finance from 1980 to 1987; and as Assistant Secretary from 1980 to 1990. He also served as President of Cardinal Indemnity Company of North America, a wholly-owned subsidiary of the Company, from 1988 to 1991 and as a director of Weston International Holdings, Inc., a wholly-owned subsidiary of the Company. Dr. Thompson is a son-in-law of Roy F. Weston, father-in-law of Wayne F. Hosking, Jr., and the brother-in-law of Katherine W. Swoyer.


                      BOARD ORGANIZATION AND COMPENSATION

ORGANIZATION

         The Company's Board of Directors held six meetings during 1995. Each incumbent director attended at least 75% of the aggregate of all meetings of the full Board and of all committees of the Board on which he or she served.

         The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating Committee.

         The Executive Committee held three meetings during 1995, and its members are Roy F. Weston (Chairman), A. Frederick Thompson, William J. Marrazzo, Katherine W. Swoyer, and Joseph Bordogna. The Executive Committee has the powers and authority of the Board of Directors in the intervals between Board of Directors' meetings, except to the extent limited by the by-laws of the Company and by applicable law. During 1995, the members of the Executive Committee were Roy F. Weston, A. Frederick Thompson, William J. Marrazzo, Peter J. Marks, M. Christine Murphy, and Steven C. Vorndran. In January 1996, the membership of the Executive Committee was modified as described above.

         The Audit Committee held four meetings during 1995, and its members are Joseph Bordogna (Chairman), Katherine W. Swoyer, Robert G. Jahn, and Marvin
O. Schlanger. The Audit Committee has the following functions: to recommend annually to the Board a firm of independent accountants for appointment as auditors of the Company; to review and approve the fees paid to the independent accountants; to review with the independent accountants the scope and results of each annual audit; to review recommendations made by the independent accountants, the internal audit department, and the Company's financial officers; and to review related party transactions.

         The Compensation Committee held three meetings during 1995, and its members are Marvin O. Schlanger (Chairman), Joseph Bordogna, Henry L. Diamond, and Roy F. Weston. The Compensation Committee is responsible for the determination and review of the compensation of the executive officers of the Company. The Compensation Committee provides background information and recommendations to the Board of Directors concerning compensation, incentive, and benefit policies for the Company and their relationship to other comparable enterprises. The Compensation Committee is also responsible for developing and maintaining a management succession program.

         The Nominating Committee held two meetings during 1995, and its members are Robert G. Jahn (Chairman), Marvin O. Schlanger, and Roy F. Weston. The Nominating Committee of the Board is responsible for providing advice to the Chairman of the Board concerning the selection of directors for the Company prior to their election by the shareholders. The Nominating Committee will consider all nominees or requests for nomination to the Board of Directors which are submitted to the Nominating Committee, consistent with the guidelines established by the Company.

COMPENSATION

         Directors who are not employees of the Company receive an annual retainer of $12,000 and are paid $1,500 plus travel expenses for each Board meeting and for each Committee meeting they attend that is not held on the same day as a meeting of the Board. Directors who are officers of the Company receive no additional compensation for their services as a director. Directors who are employees and not officers receive the same fee as directors who are not employees reduced by their salary for the days that they participate in a meeting of the Board or a Committee.


                       EXECUTIVE MANAGEMENT COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors of Roy F. Weston, Inc. (the "Committee") is pleased to present its report on executive compensation. This Committee report outlines the components of the Company's Executive Officer compensation programs, including the specific relationship of corporate performance to executive compensation, and describes the Committee's basis for the Chief Executive Officer's (CEO) compensation for 1995.

                     EXECUTIVE OFFICER COMPENSATION POLICY


         It is the philosophy of the Company to ensure that executive compensation be directly linked to continuous improvements in corporate performance and increases in shareholder value focusing on the following concepts:

         * A competitive total compensation package to attract and retain key executives.

         * Compensation programs integrated with the Company's annual and long-term objectives.

         * Compensation opportunities that are directly linked with the performance of the Company.

         * Executive compensation aligned with the interests of the shareholders.


                        COMPENSATION PROGRAM COMPONENTS


         In 1995, the cash compensation of the executive officers was composed primarily of two elements: a Base Salary and a Salary-at-Risk (SAR). The Company's SAR program is an incentive compensation program under which a portion of a participant's "full salary" is "at risk," subject to personal and corporate performance. The portion of a participant's salary that is at risk is termed the Guideline SAR and is expressed as a percentage of a participant's Base Salary. A participant's full salary is equal to the aggregate of the participant's Base Salary plus the Guideline SAR. The Committee sets full salary at the competitive ranges offered at comparable companies in the same industry and of similar size and complexity. In determining appropriate compensation levels, the Committee obtained and utilized compensation surveys and comparative analyses of compensation data provided by the Company's human resources staff. An executive can receive between zero and twice his/her Guideline SAR, depending upon performance in relation to established corporate and personal goals. In 1995, the executive officers' Guideline SARs ranged from 35% to 50% of their Base Salary. SAR compensation payments are determined by a review of two factors: a corporate profitability factor and a personal performance factor. The higher an executive ranks within the organization, the more weight is given to the corporate profitability factor. The corporate profitability factor relates solely to corporate profits, or "contribution" earned during the year as compared to that year's minimum, target, and maximum contribution goals as set annually by the Board of Directors. The personal performance factor is a qualitative and quantitative measurement of each participant's individual quarterly performance. Thus, to the extent that the Company achieves its target corporate profitability goals, and the executive meets his/her personal performance goals, an executive officer's compensation should be commensurate with that provided to similarly situated executive officers at comparable companies. If the Company does not achieve its corporate profitability goals, an executive could generally expect to receive less than the amount paid by comparable companies for his/her services. However, if the Company exceeds the corporate profitability factor, an executive can generally expect to earn more than the comparable peer group salary.

         The Company also believes that its executive officers should have the opportunity to benefit from the long-term appreciation of the Company's securities, and, accordingly, has instituted a stock-based incentive compensation plan for its executive officers and certain other officers. The determination of the option grants and other awards are made by the Committee upon review of the executive's performance, salary grade, and the achievement of corporate goals.

         The compensation of Mr. Marrazzo as Chief Executive Officer was based upon a combination of quarterly performance indicators and long-term increases in shareholder value. In 1995, the Guideline SAR was equal to 50% of his Base Salary. A percentage of the SAR payment was based upon a corporate profitability factor, which was directly related to corporate earnings. No payments were made during 1995 pursuant to this factor. The remainder of his SAR payment was based upon the qualitative analysis of Mr. Marrazzo's personal performance factor, which was primarily based upon subjective evaluation of the development of long-term increases in shareholder value. While the establishment and development of new business initiatives during the year are intended to lead to long-term increases in shareholder value and the Company saw its financial results improve over the prior year, insofar as the financial results for 1995 did not meet the expectations set in the Company's 1995 operating plan, the SAR payments made to the CEO for 1995 totaled $28,350, 11.25% of his Base Salary. To enable the CEO to benefit from the alignment of the executive's personal interests with those of the shareholders, in 1992, the CEO was granted 20,000 shares of restricted Series A Common Stock, which vest in April 1997, provided that Mr. Marrazzo remains employed by the Company, subject to earlier partial vesting in the event of the termination of Mr. Marrazzo's employment by the Company for other than cause.

     Compensation Committee of the Board of Directors
                          Marvin O. Schlanger, Chairman
                          Joseph Bordogna
                          Henry L. Diamond
                          Roy F. Weston

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Roy F. Weston, the founder and Chairman of the Board of the Company, received a salary of $275,002 in 1995 in his capacity as Chairman Emeritus. Mr. Weston also serves as a member of the Compensation Committee.

         Roy F. Weston has an employment agreement with the Company that provides that he will be an employee of the Company until his disability or death at an annual salary equivalent to at least 55% of the midpoint for the salary grade then applicable to the position of Chairman of the Board and Chief Executive Officer. Effective as of January 1, 1993, Mr. Weston no longer participates in the Company's SAR Plan. In the event of his total disability, Mr. Weston's salary shall, after the initial 12-month period of such disability, be reduced to 41.25% of the midpoint of such salary grade. That salary will be continued for a period not to exceed 12 months and will thereafter be reduced further to 27.5% of such midpoint. Such reduced salary will thereafter be continued for a period not to exceed 72 months and will be subject to offset by any disability benefits payable from insurance policies for which premiums are paid by the Company.

OTHER MATTERS

         Henry L. Diamond, a director, is a partner in the law firm of Beveridge & Diamond, P.C. The Company retained the law firm to provide services on a contract during 1995 and expects to continue to retain the firm in fiscal 1996. The amount of the fees paid to the firm in 1995 did not exceed five percent of the law firm's gross revenues for the firm's last full fiscal year.

         Katherine W. Swoyer, a director, is President and sole shareholder of Intercorp, a travel services agency which has provided services to the Company since 1994. Effective January 2, 1996, the Company and Intercorp have agreed to a revised arrangement pursuant to which Intercorp will receive an annual management fee, payable in monthly installments, for providing such services to the Company. The arrangement runs for a term of three years, terminating at the end of 1998. The annual fee will be an amount equal to $550,000, less all commissions, fees, and other payments received by Intercorp from any travel service vendor/provider in respect of Company-related travel up to a specified maximum amount determined by reference to anticipated annual travel volume. All such commissions, fees, and other payments shall be paid to the Company. In addition, in an effort to maximize potential cost savings and service enhancements, the Company and Intercorp will share commissions in excess of a specified maximum amount and will share in additional savings resulting from negotiations with vendors/providers. Intercorp's profit relative to the Company's travel services is limited by the agreement to no more than 3% pre-tax of its gross revenue and any excess shall be paid to the Company. The terms of the agreement with Intercorp were reviewed and approved by the disinterested members of the Audit Committee and the Board of Directors of the Company.


                          SUMMARY COMPENSATION TABLE

         The following table shows, for the fiscal years ended December 31, 1995, 1994, and 1993, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and each of the four most highly compensated executive officers of the Company whose cash compensation exceeded $100,000 in all capacities in which they served.

                                                                                             LONG-TERM COMPENSATION
                                                                            ------------------------------------------------------
                                  ANNUAL COMPENSATION                                 AWARDS              PAYOUTS
                           ----------------------------------------------   -------------------------  -----------
                                                                 OTHER       RESTRICTED    SECURITIES
                                                                 ANNUAL        STOCK      UNDERLYING      LTIP           ALL OTHER
 NAME AND POSITION         YEAR       SALARY     BONUS (1)    COMPENSATION     AWARDS       OPTIONS       PAYOUTS        COMP. (2)
 -----------------         ----       ------     ---------    ------------     ------       -------       -------        ---------


 W. J. Marrazzo            1995      $252,000     $  28,350       N/A           $0            4,400         $0             $4,500
 President and Chief       1994      $252,000     $  25,200       N/A           $0            4,400         $0             $4,500
 Executive Officer         1993      $250,868     $  26,775       N/A           $0            4,400         $0             $4,497


 A. F. Thompson            1995      $257,250     $  27,332       N/A           $0              N/A         $0             $4,500
 Chairman of the           1994      $257,251     $  25,724       N/A           $0              N/A         $0             $4,500
 Board (3)                 1993      $256,260     $  25,724       N/A           $0              N/A         $0             $4,497


 S. C. Vorndran            1995      $182,000     $  15,125       N/A           $0            3,600         $0             $4,500
 Exec. Vice President      1994      $169,938     $  17,439       N/A           $0            4,000         $0             $4,497
 Corporate Development     1993      $168,083     $  16,800       N/A           $0            4,000         $0             $4,497


 M.C. Murphy               1995      $170,993     $  17,440       N/A           $0            3,600         $0             $4,500
 Exec. Vice President      1994      $159,973     $  18,926       N/A           $0            3,600         $0             $4,500
 and Chief Financial       1993      $137,960     $  13,648       N/A           $0            3,600         $0             $4,497
 Officer


 P. J. Marks               1995      $163,499     $  21,583       N/A           $0            3,600         $0             $4,500
 Exec. Vice President      1994      $150,010     $  21,331       N/A           $0            2,800         $0             $4,498
 and Chief Operating       1993      $148,220     $  24,518       N/A           $0            2,800         $0             $4,497
 Officer

(1) Includes amounts under the SAR program. Payments under the SAR program are included under the caption "Bonus" because the SAR program is a pay-for-performance program. SAR payments are considered by the Company to be a portion of the individual's salary which is at risk, payment of which is dependent upon the achievement of corporate and personal performance goals.
(2) Represents amounts contributed by the Company for the executive officers under the Company's Savings Plan.
(3) In March 1996, Dr. Thompson resigned as Chairman of the Board, although he remains a director and member of the Executive Committee. Dr. Thompson will receive severance payments for 24 months from April 1, 1996, at a rate of $23,715 per month, substantially equivalent to his compensation for 1995. Dr. Thompson will also receive medical benefits for the 24-month period and will be fully vested in all retirement programs of the Company in which he participates.

                          PENSION AND RETIREMENT PLANS

RETIREMENT PLAN

         The Company has a defined benefit Retirement Income Plan (the "Retirement Plan") covering all employees of the Company and of certain subsidiaries who attain 21 years of age, complete 1 year of service, and have completed 1,000 hours of service in that year. The Retirement Plan provides a monthly retirement income benefit. For each year an employee is a participant, he or she will accrue a benefit equal to 1.15% of his compensation for such year up to 75% of the Social Security wage base plus 1.5% of compensation in excess of 75% of the Social Security wage base. Compensation is defined as a participant's W-2 earnings. All contributions to the Retirement Plan are made by the Company, and vesting occurs upon an employee's completion of 5 years of service, the attainment of age 65, or upon disability. Benefits are paid following the participant's retirement after age 60 and, in some instances, upon the death of the participant.

         The following table shows the projected annual pension benefits payable on a straight life annuity basis at normal retirement date (age 65) to each of the individuals listed in the Summary Compensation Table on page 8, assuming continuation of employment to normal retirement date at the rate of plan compensation in effect for 1995, not including any Social Security benefits. The projected annual retirement benefits under the Retirement Plan are computed according to the Internal Revenue Code's (IRC) limit on annual pension benefits. For 1995 and 1996, the limitation is $120,000. In addition, the projected annual retirement benefit is calculated using the compensation limited to $150,000 -- the IRC's maximum salary limitation for 1995 as amended by the Omnibus Budget Reconciliation Act of 1993 (OBRA '93).


                                                              YEARS OF SERVICE AS OF              NORMAL RETIREMENT
                                  ANNUAL PENSION BENEFITS        DECEMBER 31, 1995                       DATE
                                  -----------------------        -----------------                       ----
   William J. Marrazzo                     $58,273                         7.1                      July 1, 2014
   A. Frederick Thompson                   $69,531                        28.2                      November 1, 2006
   Steven C. Vorndran                      $50,018                         6.9                      May 1, 2012
   M. Christine Murphy                     $50,562                         5.3                      March 1, 2014
   Peter J. Marks                          $62,820                        30.5                      January 1, 2007


         The Company also provides supplemental retirement income through the Retirement Income Restoration Plan (the "Restoration Plan"). The Restoration Plan was adopted in 1995 by the Board of Directors and is a non-qualified plan for federal income tax purposes. It covers all employees eligible to participate in the Retirement Plan whose annual compensation after January 1, 1994 exceeds the OBRA '93 maximum salary limitation. The Restoration Plan provides a monthly retirement income benefit and is intended to make up the benefit cutback due to the OBRA '93 maximum salary limitation. For each year an employee is a participant, he or she will accrue a benefit equal to 1.15% of compensation for such year up to 75% of the Social Security wage base plus 1.5% of compensation in excess of 75% of the Social Security wage base.
Compensation is defined as a participant's W-2 earnings, but is limited to the IRC's maximum salary limit before the OBRA '93 amendment. This limit is $245,000 for 1995. The benefit accrual calculated under the Restoration Plan is then reduced by the Retirement Plan pension benefit accrual.

         All other provisions of the Restoration Plan such as vesting and early retirement are generally the same as the Retirement Plan. No benefits were paid pursuant to the Restoration Plan in 1995.

         The projected annual Restoration Plan pension benefits payable on a straight life annuity basis at normal retirement date (age 65) to each of the individuals listed in the Summary Compensation Table on page 8, assuming continuation of employment to normal retirement date at the rate of plan compensation in effect for 1995 limited to the pre-OBRA '93 level, not including Social Security benefits was $29,172 for Mr. Marrazzo, $18,247 for Dr. Thompson, $13,980 for Mr. Vorndran, $12,768 for Ms. Murphy, and $7,243 for Mr. Marks.

INSURANCE AND SUPPLEMENTAL RETIREMENT BENEFITS

         The Company has purchased an insurance policy on the life of Roy F. Weston, Chairman of the Board, in the amount of $4 million. The cash premium paid by the Company for 1995 was $259,355. The cash surrender value of the policy increased by $326,000 during 1995.

         The Company's Supplemental Split Dollar Life Insurance Plan (the "Supplemental Plan") provides for death benefits and additional retirement benefits for officers and certain key employees designated by the Chairman of the Board and approved by the Compensation Committee. Upon the death of a participant, the Company will pay a $200,000 death benefit to the participant's designated beneficiary. A participant in the employ of the Company at age 65 will receive a lump sum retirement benefit based upon the participant's years of participation in the Supplemental Plan. None of the five most highly compensated officers participates in the Supplemental Plan.

         Executive officers who do not participate in the Supplemental Plan may be designated by the Chairman of the Board to participate in the Company's Executive Supplemental Benefit Plan (the "Executive Plan"). Under the Executive Plan, upon the death of a participant, the Company will pay a death benefit to the participant's designated beneficiary. Upon the retirement of the participant, supplementary retirement benefits will be paid to the participant for a 15-year period. The amount of the death benefit is based upon a benefit determination made by the Compensation Committee. The supplementary retirement benefit is based on that benefit determination and the participant's years of participation in the Executive Plan. The estimated annual supplementary retirement benefits under the Executive Plan payable upon retirement at age 65 for each of the participating named executive officers listed in the Summary Compensation Table on page 8 are $151,500 for Mr. Marrazzo, $91,000 for Dr. Thompson, $44,000 for Mr. Vorndran, $48,000 for Ms. Murphy, and $36,000 for Mr. Marks.

         Mr. William J. Marrazzo's Executive Plan provides for an early retirement benefit, payable after 15 years of service with the Company, commencing after age 55 and prior to the normal retirement age of 65. If Mr. Marrazzo were to elect early retirement at age 55, he would be entitled to $42,000 per year payable for each of 15 consecutive years.

         Ms. Katherine W. Swoyer, a director, receives from the Company a pre-retirement death benefit, pursuant to the terms of the Executive Plan under which her late husband, Thomas M. Swoyer, participated. Mr. Swoyer was the President of the Company at the time of his death in 1989. In 1995, the Company paid Ms. Swoyer $80,000 pursuant to this plan. The Company is obligated to make payments of $80,000 for each of the next 4 consecutive years, in equal monthly installments.

STOCK-BASED INCENTIVE COMPENSATION PLAN

         The following table sets forth certain information about grants of options to purchase shares of Series A Common Stock in the last fiscal year to the Chief Executive Officer and the four most highly compensated executive officers of the Company. The Company has not granted stock appreciation rights.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS                               GRANT DATE VALUE
                                 ---------------------------------------------------            -----------------------
                              NUMBER OF
                              SECURITIES         PERCENT OF                                              GRANT
                              UNDERLYING       TOTAL OPTIONS                                             DATE
                               OPTIONS            GRANTED TO       EXERCISE      EXPIRATION             PRESENT
    NAME                       GRANTED       EMPLOYEES IN 1995      PRICE           DATE               VALUE (1)
    ----                       -------       -----------------      -----           ----               ---------
    W. J. Marrazzo            4,400 (2)            4.58%            $5.19         2/13/2005             $17,966
    A. F. Thompson                0                   0%             N/A             N/A                  $0
    S.C. Vorndran             3,600 (2)            3.75%            $5.19         2/13/2005             $14,724
    M.C. Murphy               3,600 (2)            3.75%            $5.19         2/13/2005             $14,724
    P. J. Marks               3,600 (2)            3.75%            $5.19         2/13/2005             $14,724


(1) Present values were calculated using the Black-Scholes option valuation method. The actual value, if any, that an executive officer may receive is dependent on the excess of the stock price over the exercise price. Use of this model should not be viewed as a forecast of the future performance of the Company's stock price. The estimated grant date present value of each stock option is $4.09 based on the following defined option terms and assumptions: (a) a stock price of $5.19; (b) an exercise price of $5.19; (c) a term of 10 years; (d) a risk-free interest rate of 7.75%, which represents the yield on a 30-year zero coupon bond with a maturity date corresponding to that of the option; (e) a dividend yield of 0%, representing the stock's current yield; and (f) a stock price volatility rate of 62.81% which reflects how much the stock price varies on a daily basis, and which is calculated as the variance of the rate of return on the stock as measured over the 250 days prior to the grant date.

(2) Options vest 20% per year beginning on the first anniversary of grant and terminate 10 years from date of grant.

         The following table sets forth certain information regarding the number and value, as of December 31, 1995, of unexercised options to purchase shares of Series A Common Stock held by the Chief Executive Officer and the four most highly compensated executive officers. None of the executive officers listed below exercised any stock options in the fiscal year ended December 31, 1995.


    AGGREGATED OPTION EXERCISES IN 1995 AND DECEMBER 31, 1995 OPTION VALUES

                                                        NUMBER OF SECURITIES                VALUE OF
                                                        UNDERLYING UNEXERCISED             UNEXERCISED
                          SHARES                             OPTIONS AT             IN-THE-MONEY OPTIONS AT
                         ACQUIRED                        DECEMBER 31, 1995             DECEMBER 31, 1995
                            ON           VALUE           -----------------             -----------------
    NAME                 EXERCISE       REALIZED     EXERCISABLE  UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
    ----                 --------       --------     -----------  -------------    -----------  -------------
    W. J. Marrazzo          0             N/A          20,960         14,240            $0          $0
    A. F. Thompson          0             N/A            N/A           N/A              N/A         N/A
    S. C. Vorndran          0             N/A          17,800         13,800            $0          $0
    M.C. Murphy             0             N/A          15,520         13,280            $0          $0
    P. J. Marks             0             N/A          14,080         9,120             $0          $0


The table does not include the value of unexercised options which were out-of-the-money at December 31, 1995.

PERFORMANCE GRAPH

         The following performance graph compares the performance of the Company's Series A Common Stock (NASDAQ symbol: WSTNA) to the Value Line Environmental Services Group Index and the Russell 2000 Index for the Company's last 5 fiscal years. The graph assumes that the value of an investment in the Company's Series A Common Stock and each index was $100 at December 31, 1990 and that all dividends were reinvested. The stock price performance in the graph below is not indicative of future price performance.

                  COMPARATIVE FIVE-YEAR TOTAL RETURNS



                                    [GRAPH]


- ---------------------------------------------------------------------------------------------------------
               Name                   1990        1991        1992        1993        1994       1995
- ---------------------------------------------------------------------------------------------------------
 Roy F. Weston, Inc.                   100.00      204.00      216.00      116.00       92.00       82.00
- ---------------------------------------------------------------------------------------------------------
 Russell 2000 Index                    100.00      146.05      172.94      205.64      201.56      258.89
- ---------------------------------------------------------------------------------------------------------
 Value Line Environmental              100.00      112.78      114.12       87.38       89.25      102.98
 Services Index
- ---------------------------------------------------------------------------------------------------------

                   AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

         Shareholders will also be asked to vote at the meeting to ratify and approve an amendment to the Employee Stock Purchase Plan (the "Purchase Plan"), adopted by the Board of Directors on March 11, 1996 reserving an additional 400,000 shares of Series A Common Stock for issuance under the Purchase Plan. The amendment would increase the number of shares reserved and available for future issuance under the Purchase Plan to 668,723.

         Under the Purchase Plan, eligible employees are permitted to purchase Series A Common Stock during two 6-month purchase periods each year. The purchase price per share of Series A Common Stock under the Purchase Plan is 85% of the lower of the closing market price of the Series A Common Stock: (a) on the first trading day of the purchase period or, (b) on the last trading day of the purchase period. Each person who is an employee of the Company or a participating subsidiary as of the beginning of a purchase period and has been employed by the Company or such subsidiary for at least 20 hours per week, and at least 5 months per year, for at least 30 days immediately preceding such period is eligible to buy shares of Series A Common Stock during such purchase period as long as he or she remains an employee of the Company as of the last business day of such purchase period. However, no employee may purchase shares under the Purchase Plan if such purchase will: (a) cause the employee to own 5% or more of the total combined voting power or value of all series of common stock of the Company, or (b) permit the employee to purchase shares under the Purchase Plan in excess of $25,000 per year. Purchases under the Purchase Plan are made at the end of each purchasing period from funds deducted from the pay of employees who elect to participate in the Purchase Plan. Deductions may not exceed 10% of the employee's base salary and salary paid pursuant to the SAR program. The Purchase Plan is administered on behalf of the Company by a committee appointed by the Board of Directors. As of December 31, 1995, 1,756,277 shares have been issued under the Purchase Plan. During 1995, 341,603 shares were issued, of which 1,958 shares were purchased by Mr. Marrazzo, 653 shares were purchased by Dr. Thompson, 827 shares were purchased by Mr. Vorndran, 1,323 shares were purchased by Ms. Murphy, and 653 shares were purchased by Mr. Marks. All executive officers as a group purchased 5,574 shares.

         The Board believes that it is desirable to make additional shares available for issuance under the Purchase Plan in order to encourage increased equity participation in the Company by its employees. The affirmative vote of a majority of the aggregate voting power of the outstanding shares of Common Stock and Series A Common Stock represented at the meeting is required to ratify and approve the amendment to the Purchase Plan. Abstentions are counted in tabulations of the votes cast by shareholders on the proposed Purchase Plan and will have the effect of a negative vote.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO RATIFY AND APPROVE THE AMENDMENT TO THE PURCHASE PLAN.


                            INDEPENDENT ACCOUNTANTS

         Coopers & Lybrand L.L.P., independent accountants, served as the independent auditors of the Company for the fiscal year ended December 31, 1995. A representative of Coopers & Lybrand L.L.P. will be in attendance at the annual meeting and will have the opportunity to make a statement and to respond to appropriate questions from shareholders.


                             SHAREHOLDER PROPOSALS

         Proposals submitted by shareholders for inclusion in the Board of Directors' proxy statement and proxy for the 1997 Annual Meeting of Shareholders must be received by the Corporate Secretary of the Company no later than December 1, 1996, and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 (the "Act") requires directors and certain officers of the Company and persons or entities holding beneficial ownership of more than 10% of the Company's equity securities to file under the Act reports of beneficial ownership and reports of changes in beneficial ownership. Based solely upon review of the reports and amendments thereto under Section 16(a) of the Act furnished to the Company during its most recent fiscal year, all Section 16(a) reports were filed on a timely basis.


                         ANNUAL REPORT TO SHAREHOLDERS

         A copy of the Company's Annual Report for 1995, containing financial statements for the year ended December 31, 1995, is being furnished to each shareholder of record at the close of business on March 15, 1996.

         A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as filed with the Securities and Exchange Commission, excluding certain exhibits thereto, may be obtained, without charge, by contacting Mr. Steven V. Abramson, Corporate Secretary, Roy F. Weston, Inc., 1 Weston Way, West Chester, Pennsylvania 19380-1499.


                                 OTHER BUSINESS

         The management has no present intention of bringing any other business before the meeting, and has not been informed of any other matters that are to be presented at the meeting. If any such business is properly presented, however, the persons named in the enclosed proxy will vote in accordance with their best judgment.


                                        By Order of the Board of Directors,



                                        Steven V. Abramson
                                        Corporate Secretary

April 15, 1996

                             ROY F. WESTON, INC.

                                 COMMON STOCK

          PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 20, 1996

          The undersigned hereby appoints Roy F. Weston, M. Christine Murphy and Steven V. Abramson as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Roy F. Weston, Inc. held of record by the undersigned on March 15, 1996 at the Annual Meeting of Shareholders to be held on May 20, 1996, or any adjournment thereof.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
            PLEASE VOTE, SIGN ON REVERSE SIDE AND RETURN PROMPTLY.

/X/ PLEASE MARK YOUR
    VOTE AS IN THIS
    EXAMPLE.

                  FOR      WITHHELD
1.  ELECTION OF   / /        / /
    DIRECTORS

FOR, EXCEPT VOTES
WITHHELD FROM THE FOLLOWING NOMINEE(S):

- -----------------------------------


       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                                                                                    FOR     AGAINST    ABSTAIN
NOMINEES: J. Bordogna            2.  Ratification and approval of amendment to      / /      / /         / /
          H. L. Diamond              Company's Employee Stock Purchase Plan to
          W. F. Hosking, Jr.         increase the number of shares reserved for
          R. G. Jahn                 issuance thereunder by 400,000.
          J. E. Ksansnak
          W. J. Marrazzo         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN
          M. O. Schlanger        BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE
          K. W. Swoyer           VOTED FOR PROPOSALS 1 AND 2.
          T. M. Swoyer, Jr.
          A. F. Thompson
          R. F. Weston           PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

                                 COMMON STOCK


SIGNATURE                          DATE               SIGNATURE                          DATE
         -------------------------     --------------          -------------------------     ----------------
                                                               SIGNATURE IF HELD JOINTLY

NOTE: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or in any other representative capacity, please so indicate.

                             ROY F. WESTON, INC.

                            SERIES A COMMON STOCK

          PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 20, 1996

          The undersigned hereby appoints Roy F. Weston, M. Christine Murphy and Steven V. Abramson as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Series A Common Stock of Roy F. Weston, Inc. held of record by the undersigned on March 15, 1996 at the Annual Meeting of Shareholders to be held on May 20, 1996, or any adjournment thereof.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
            PLEASE VOTE, SIGN ON REVERSE SIDE AND RETURN PROMPTLY.

/X/ PLEASE MARK YOUR
    VOTE AS IN THIS
    EXAMPLE.

                  FOR      WITHHELD
1.  ELECTION OF   / /        / /
    DIRECTORS

FOR, EXCEPT VOTES WITHHELD FROM THE FOLLOWING NOMINEE(S):

- -----------------------------------------------------


       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                                                                                    FOR     AGAINST    ABSTAIN
NOMINEES: J. Bordogna            2.  Ratification and approval of amendment to      / /      / /         / /
          H. L. Diamond              Company's Employee Stock Purchase Plan to
          W. F. Hosking, Jr.         increase the number of shares reserved for
          R. G. Jahn                 issuance thereunder by 400,000.
          J. E. Ksansnak
          W. J. Marrazzo         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN
          M. O. Schlanger        BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE
          K. W. Swoyer           VOTED FOR PROPOSALS 1 AND 2.
          T. M. Swoyer, Jr.
          A. F. Thompson
          R. F. Weston           PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

                                 SERIES A COMMON STOCK
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
SIGNATURE                          DATE               SIGNATURE                          DATE
         -------------------------     --------------          -------------------------     ----------------
                                                               SIGNATURE IF HELD JOINTLY
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NOTE:  Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or in any other representative capacity, please so indicate.